UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2005

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33335

Delaware	41-1251159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

380 St. Peter Street, St. Paul, Minnesota	55102-1302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

                Lawson Software, Inc. (the “Company”), hereby amends and restates Item 5.02 of its Current Report on Form 8-K dated June 2, 2005 (initially filed with the Commission on June 7, 2005) to change to June 11, 2005 the date on which Harry Debes will assume the positions of President, Chief Executive Officer and Director, and to amend and restate Mr. Debes’ biography with his correct age.  This Form 8-K/A contains only the section of the Form 8-K which is being amended. The sections of the Company’s 8-K as originally filed which are not included herein are unchanged and continue in full force and effect as originally filed.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Jay Coughlan

On June 2, 2005, Jay Coughlan notified Lawson that he intends to resign from the positions of President, Chief Executive Officer and Director of Lawson effective at the close of business on June 10, 2005.

Appointment of Harry Debes

On June 2, 2005, the Board of Directors appointed Harry Debes as Lawson’s President, Chief Executive Officer and Director effective June 11, 2005.  Mr. Debes, age 54, has been a senior executive in the enterprise software industry for more than 20 years. Previously, he ran Geac Asia-Pacific, Geac Enterprise Solutions for the Americas, and America’s field operations for J.D. Edwards, which included all sales and services. Following J.D. Edwards’ acquisition by PeopleSoft, Mr. Debes left to become president and CEO of SPL Worldgroup, a leading provider of enterprise software to the electrical utility industry. Mr. Debes brings to Lawson deep knowledge of the enterprise software industry, proven business and operational skills, and a strong focus on delivering customer value and satisfaction.

The material terms of Mr. Debes’ employment agreement with Lawson, and grants of options and restricted stock made upon his appointment, are described under Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.

Date: June 8, 2005	/s/ Robert G. Barbieri
Robert G. Barbieri
Executive Vice President and Chief Financial
and Performance Officer